UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Ocwen Financial Corporation (“Ocwen”) has reached an agreement, which is subject to court approval, regarding previously disclosed matters for which a reserve was previously established, involving the federal Consumer Financial Protection Bureau (CFPB) and various state attorneys general and other agencies that regulate the mortgage servicing industry (collectively, “Regulators”). As further detailed below, during the second quarter of 2013, Ocwen established a reserve which is expected to cover all but approximately $0.5 million of its direct payment obligations in connection with the agreement.

The agreement has four key elements:

•	A commitment by Ocwen to service loans in accordance with specified servicing guidelines and to be subject to oversight by an independent national monitor for three years. Ocwen is presently subject to substantially the same guidelines and oversight with respect to the portion of its servicing portfolio acquired from ResCap in early 2013.

•	A payment of $127.3 million, which includes a fixed amount for administrative expenses, to a consumer relief fund to be disbursed by an independent administrator to eligible borrowers. Pursuant to indemnification and loss sharing provisions of applicable acquisition documents, approximately half of this consumer relief fund payment is to be funded by the former owners of certain servicing portfolios previously acquired by Ocwen and integrated into Ocwen’s servicing platform. Ocwen previously established a reserve of $66.4 million during the second quarter of 2013 with respect to its portion of the payment into the consumer relief fund. This reserve is expected to cover all but approximately $0.5 million of Ocwen’s portion of the consumer relief fund payment.

•	A commitment by Ocwen to continue its principal forgiveness modification programs to delinquent and underwater borrowers, including underwater borrowers at imminent risk of default, in an aggregate amount of at least $2 billion over three years. These and all of Ocwen’s other loan modifications are designed to be sustainable for homeowners and also provide positive net present value outcomes for mortgage loan investors. Principal forgiveness as part of a loan modification is determined on a case-by-case basis in accordance with the applicable servicing agreement. Principal forgiveness does not involve an expense to Ocwen other than the operating expense incurred in arranging the modification, which is part of Ocwen’s role as loan servicer.

•	Ocwen and the former owners of certain of the acquired servicing portfolios will receive from the Regulators comprehensive releases, subject to certain exceptions, from liability with respect to residential mortgage servicing, modification and foreclosure practices.

If the agreement is approved, it will be reflected in a consent judgment of the United States District Court for the District of Columbia.

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to grow and adapt our business, including the availability of new loan servicing and other accretive business opportunities; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; our ability to effectively manage our exposure to interest rate changes; uncertainty related to general economic and market conditions, delinquency rates, home prices and disposition timelines on foreclosed properties; uncertainly related to acquisitions, including our ability to integrate the systems, procedures and personnel of acquired assets or businesses; as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. Anyone wishing to understand Ocwen’s business should review such filings. The forward-looking statements speak only as of the date they are made and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: December 19, 2013	By:	/s/ John V. Britti
John V. Britti
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)